Exhibit 99.1

         Pyramid Breweries Inc. Reports Third-Quarter Results

    SEATTLE--(BUSINESS WIRE)--Oct. 29, 2003--Pyramid Breweries Inc. (Nasdaq:PMID) today announced results for the third quarter of 2003. Net revenue increased 9.2% to $10,272,000 from the third quarter in 2002. Net income for the quarter was $44,000, a reduction of $419,000 compared to the same period last year, due primarily to increased costs and an unfavorable product mix. EBITDA (Earnings before interest, taxes, depreciation, amortization and stock compensation expense) decreased $333,000, or 33.0%, to $678,000 for the quarter.
    Total beer shipments increased 0.8% to 32,000 barrels. Shipments of Thomas Kemper Soda increased by 6.7% to 14,000 barrels from 13,000 barrels in the same quarter of the prior year. Total beverage barrel shipments amounted to 46,000 barrels in the quarter, increasing 2.6% from the prior-year period. Wholesale beverage sales remained flat at $6,284,000 in the third quarter ended September 30, 2003, compared to the same quarter of 2002.
    Alehouse sales increased 27.7%, to $3,988,000 from $3,123,000 in the same quarter of 2002 due to the addition of the Sacramento Alehouse, which opened in July of this year, contributing $974,000 in revenues for the quarter. On a same store basis, alehouse sales increased slightly to $2,300,000 from $2,291,000. Seattle, WA, and Berkeley, CA, are included in the same store location comparisons.
    "The third quarter yielded mixed results. We are very pleased with our performance in the Sacramento market. The initial sales for our Alehouse there have exceeded our expectations, and the impact to our overall beer business in that market appears to be very positive. We are encouraged by the improvement in our beer shipment trends, our continued strong beverage trends in the California market (+12% this year), and by the rebound in our Thomas Kemper soda business, where shipments for the quarter increased 6.7%. However, we remain challenged by the competitive and economic environment in the Northwest, and we are dealing with unprecedented escalation in insurance and benefit costs, as well as significant material cost increases," reported Martin Kelly, President and CEO.
    "We are confident that the Sacramento Alehouse will be a positive contributor for the fourth quarter, and we feel that we have a good plan in place to manage through the tough environment in the Northwest. We intend to raise prices in early 2004 to help deal with the increasing cost pressures faced by the industry this year," added Kelly.
    The Company's gross margin for the third quarter was $2,190,000, down 11.0% from the prior-year amount of $2,461,000. Gross margin as a percentage of net sales decreased to 21.3% in the third quarter ended September 30, 2003, from 26.2% in the same quarter of 2002. This decrease in percentage margin was due mainly to (1) lower net selling prices attributable to product mix, (2) higher material costs, (3) increased insurance and benefit costs of approximately $120,000 and
(4) opening costs of approximately $100,000 for the Sacramento
Alehouse.
    The Company's selling, general and administrative expenses were $2,264,000 for the quarter, an increase of $129,000, or 6.1%, from the third quarter of 2002.
    For the first nine months of the year, Pyramid's net sales increased 2.7% to $26,297,000. Beverage Division revenues were $17,055,000. Total shipments for the Beverage Division decreased 1.8% to 122,000 barrels. Beer shipments are flat versus same period prior year, and soda sales are down 7.1% versus the year-ago period. Sales for the Alehouse Division were $9,242,000, up 17.1% on a year-to-date basis, due to $1,500,000 in additional revenue from new Alehouse openings (Sacramento opened in July 2003, and Walnut Creek opened in May 2002). Gross margin for the first nine months decreased $654,000 to $5,846,000.
    Net loss for the nine-month period ended September 30, 2003, increased to $236,000 compared to a net income of $289,000 for the same period of the prior year. EBITDA for the first nine months of the year was $1,576,000, compared to $1,995,000, for a 21.0% decrease over the prior year.
    Also during the quarter, the Board of Directors declared a quarterly cash dividend of $.044 per common share, which was paid on October 10, 2003, to shareholders of record on September 30, 2003. The Company initiated its dividend program in the fourth quarter of 1999 and the first dividend was paid in 2000. This represents the sixteenth consecutive quarter of dividend declarations made by the Company. The Company's current quarterly dividend results in an annual yield of approximately 5.5% to Pyramid shareholders, based on the October 24th end-of-day stock price.

    EBITDA (Earnings before interest, taxes, depreciation, amortization and stock compensation expense) represents a non-GAAP (Generally Accepted Accounting Principles) financial measure, but it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance. Management believes that this information is useful to investors, given the capital intensive nature of the business. A table reconciling this measure to the appropriate GAAP measure is included in the condensed cash flow data table of the financial statements included in this release.

    Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers and sodas, produced under the Pyramid Ales & Lagers and Thomas Kemper brand names. Pyramid also owns and operates four breweries in Seattle, Washington, and Berkeley, Sacramento and Walnut Creek, California, as well as four adjoining restaurants under the Pyramid Alehouse name. For more information, visit www.PyramidBrew.com.

    Statements concerning future performance, developments or events, concerning potential sales, restaurant expansion, production capacity, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which are described in the company's filings with the Securities and Exchange Commission, press releases and other communications. Actual events and results may differ materially from stated expectations.


                        Pyramid Breweries Inc.
                   Selected Unaudited Financial Data
                       Statements of Operations

                               Three months ended September 30,
                                ------------------------------- ------
                                              % of               % of
                                              Net                Net
                                    2003      Sales    2002      Sales
                                 ----------- ------  ---------- ------
Gross sales                     $10,765,000         $9,871,000
  Less excise taxes                 493,000            463,000
                                 -----------         ----------
Net sales                        10,272,000  100.0%  9,408,000  100.0%
Cost of sales                     8,082,000   78.7%  6,947,000   73.8%
                                 ----------- ------  ---------- ------
  Gross margin                    2,190,000   21.3%  2,461,000   26.2%
Selling, general and
 administrative expenses          2,264,000   22.0%  2,135,000   22.7%
                                 ----------- ------  ---------- ------
Operating loss                      (74,000) (0.7%)    326,000    3.5%
Other income, net                   118,000    1.1%    137,000    1.4%
                                 ----------- ------  ---------- ------
Income before income taxes           44,000    0.4%    463,000    4.9%
Income taxes                              -    0.0%          -    0.0%
                                 ----------- ------  ---------- ------
Net income                      $    44,000    0.4% $  463,000    4.9%
                                 =========== ======  ========== ======

Basic and diluted net income per
 share                          $      0.01         $     0.06
Weighted average basic shares
 outstanding                      8,456,000          8,235,000
Weighted average diluted shares
 outstanding                      8,655,000          8,294,000

Beer barrels shipped                 32,000             32,000
Soda barrels shipped                 14,000             13,000
                                 -----------         ----------
Total barrels shipped                46,000             45,000
                                 ===========         ==========


                               Nine months ended September 30,
                               -------------------------------- ------
                                             % of                % of
                                             Net                 Net
                                   2003      Sales     2002      Sales
                                ----------- ------  ----------- ------
Gross sales                    $27,624,000         $26,882,000
  Less excise taxes              1,327,000           1,277,000
                                -----------         -----------
Net sales                       26,297,000  100.0%  25,605,000  100.0%
Cost of sales                   20,451,000   77.8%  19,105,000   74.6%
                                ----------- ------  ----------- ------
  Gross margin                   5,846,000   22.2%   6,500,000   25.4%
Selling, general and
 administrative expenses         6,348,000   24.1%   6,529,000   25.5%
                                ----------- ------  ----------- ------
Operating loss                    (502,000) (1.9%)     (29,000) (0.1%)
Other income, net                  268,000    1.0%     318,000    1.2%
                                ----------- ------  ----------- ------
Income (loss) before income
 taxes                            (234,000)   0.9%     289,000    1.1%
Income taxes                        (2,000) (0.0%)           -    0.0%
                                ----------- ------  ----------- ------
Net income (loss)              $  (236,000)   0.9% $   289,000    1.1%
                                =========== ======  =========== ======

Basic and diluted net income
 (loss) per share                   ($0.03)        $      0.04
Weighted average basic shares
 outstanding                     8,439,000           8,173,000
Weighted average diluted shares
 outstanding                     8,439,000           8,234,000

Beer barrels shipped                87,000              87,000
Soda barrels shipped                35,000              37,000
                                -----------         -----------
Total barrels shipped              122,000             124,000
                                ===========         ===========


                        Pyramid Breweries Inc.
                   Selected Unaudited Financial Data
                       Condensed Balance Sheets

                                            September 30, December 31,
                                                 2003         2002
                                             ------------  -----------
Assets
Current assets:
  Cash and cash equivalents                 $  1,353,000  $   596,000
  Short-term investments                         850,000    2,750,000
  Other current assets                         4,514,000    4,160,000
Fixed assets, net                             22,003,000   20,682,000
Other non-current assets                       1,077,000    1,107,000
                                             ------------  -----------
  Total assets                              $ 29,797,000  $29,295,000
                                             ============  ===========

Liabilities and Stockholders Equity
Current liabilities                         $  4,803,000  $ 3,723,000
Non-current liabilities                        1,653,000    1,036,000
                                             ------------  -----------
  Total liabilities                            6,456,000    4,759,000

  Total stockholders' equity                  23,341,000   24,536,000

  Total liabilities and                     ------------- ------------
      Stockholders' equity                  $ 29,797,000  $29,295,000
                                             ============  ===========


                        Pyramid Breweries Inc.
                   Selected Unaudited Financial Data
                       Condensed Cash Flow Data

                                                  Nine months ended
                                                     September 30,
                                                   2003        2002
                                               -----------  ----------
Net (loss) income                             $  (236,000) $  289,000
  Depreciation and amortization                 1,767,000   1,650,000
  Stock compensation                               40,000      50,000
  Interest expense                                  3,000       6,000
  Loss on sales of fixed assets                     1,000           -
  Deferred rent                                   689,000     (93,000)
  Changes in operating assets and liabilities     662,000     189,000
                                               ------------ ----------
  Net cash provided by operating activities     2,926,000   2,091,000
  Net cash used in investing activities        (1,182,000)   (433,000)
  Net cash used in financing activities          (987,000)   (911,000)
                                               ------------ ----------
Increase in cash and cash equivalents         $   757,000  $  747,000
                                               ============ ==========

  Reconciliation of net cash provided by operating
   activities to third-quarter EBITDA:
  Net cash provided by operating activities   $ 1,248,000  $1,117,000
  Deferred rent                                    51,000      31,000
  Loss on sales of fixed assets                         -           -
  State income taxes                                    -           -
  Changes in operating assets and liabilities    (621,000)   (137,000)
                                               -----------  ----------
  EBITDA                                      $   678,000  $1,011,000
                                               ===========  ==========

  Reconciliation of net cash provided by operating
   activities to nine-month EBITDA:
  Net cash provided by operating activities   $ 2,926,000  $2,091,000
  Deferred rent                                  (689,000)     93,000
  Loss on sales of fixed assets                    (1,000)          -
  State income taxes                                2,000           -
  Changes in operating assets and liabilities    (662,000)   (189,000)
                                               -----------  ----------
  EBITDA                                      $ 1,576,000  $1,995,000
                                               ===========  ==========



    CONTACT: Pyramid Breweries Inc., Seattle
             Jim Hilger, 206-682-8322